Exhibit 10.9

AMENDMENT TO EMPLOYMENT AGREEMENT

This document is to amend the Employment Agreement (the “Agreement”), entered into as of October 31, 2005, by and between DaVita Inc. (“Employer”) and Dennis Kogod (“Employee”). Specifically, effective December 12, 2008, the parties agree to amend the Agreement as follows:

1.	Section 3.3 is hereby deleted in its entirety and replaced with the following:

“Other Termination. Employer may terminate the employment of Employee for any reason or for no reason at any time upon at least thirty (30) days’ advance written notice. If Employer terminates the employment of Employee for reasons other than for death, Material Cause, or Disability or if Employee resigns within sixty (60) days following a Good Cause Event unrelated to a Change of Control (as those terms are defined below), Employee shall (i) be entitled to receive the base salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination or resignation, (ii) be entitled to continue to receive his salary for the one-year period following the termination of his employment (the “Severance Period”), paid in accordance with Employer’s usual payroll practices, (iii) be entitled to receive a lump-sum payment payable within 90 days after the effective date of Employee’s termination of employment equivalent to the Bonus that he had been paid in the year before the termination of his employment, and (iv) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. If Employee resigns within sixty (60) days following a Good Cause Event after a Change of Control (as those terms are defined below), Employee shall receive the severance benefits set forth above except that the Severance Period, i.e., the time in which Employee is entitled to continue to receive his salary, shall increase from one year to two years.

“During the Severance Period, Employee agrees (1) to make himself available to answer questions and to cooperate in the transition of his duties, (2) to respond to any inquiries from the compliance department, including making himself available for interviews, and (3) to cooperate with Employer in the prosecution and/or defense of any claim, including making himself available for any interviews, appearing at depositions, and producing requested documents. Employer shall reimburse Employee for any out-of-pocket expenses he may incur, including travel costs, provided that Employee used Employer’s travel department to arrange and purchase all travel-related expense.

“Employee must execute a standard Severance and General Release Agreement within twenty-eight (28) days of the termination of Employee’s employment before being eligible to receive the severance benefits set forth above. The Severance and General Release Agreement shall indicate that Employee is not releasing his right, if any, to indemnification pursuant to any agreement, article or by-law provision of Employer or his right, if any, to coverage under any applicable directors and officers insurance or other insurance, as Employer has in place from time to time.

“All severance arrangements shall comply with the American Jobs Creation Act of 2004, all related regulations, and all other laws and regulations governing the payment of severance.

“For purposes of this provision, an Employee’s employment has been terminated when Employee is no longer providing services for Employer after a specific date or the level of bona fide services that Employee would perform (as an employee or independent contractor) after a specific date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding thirty-six month period (or the full period of service if Employee was employed for less than thirty-six months).”

2.	Sections 3.6(c) is hereby deleted in its entirety and replaced with the following:

“‘Good Cause’ shall mean the occurrence of the following events without Employer’s express written consent: (i) Employer materially diminishes the scope of Employee’s duties and responsibilities; or (ii) Employer materially reduces Employee’s base compensation. Notwithstanding the above, the occurrence of any such condition shall not constitute Good Cause unless the Employee provides notice to Employer of the existence of such condition not later than 90 days after the initial existence of such condition, and Employer shall have failed to remedy such condition within 30 days after receipt of such notice.”

3.	Section 3.9 is hereby added, which provides the following:

“Key Employee. Notwithstanding any provision herein to the contrary, in the event that any payment to be made to Employee hereunder (whether pursuant to this Section 3 or any other Section) as a result of Employee’s termination of employment is determined to constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code, and Employee is a “Key Employee” under the DaVita Inc. Key Employee Policy for 409A Arrangements at the time of Employee’s termination of employment, all such deferred compensation payments payable during the first six (6) months following Employee’s termination of employment shall be delayed and paid in a lump sum during the seventh calendar month following the calendar month during which Employee’s termination of employment occurs.”

4.	Section 4.3 is hereby deleted in its entirety and replaced with the following:

“4.3 Solicitation of Employees. Employee promises and agrees that, during the term of this Agreement and for a period of one (1) year after the termination of his employment, he will not directly or indirectly, solicit any of Employer’s employees to work for any business, individual, partnership, firm, corporation, or other entity. Employee also agrees that during his employment and for a period of one (1) year after the termination of his employment, directly or indirectly, that he will not hire any of Employer’s employees to work (as an employee or an independent contractor) for any business, individual, partnership, firm, corporation, or other entity. In addition, Employee agrees that during his employment and for a period of one (1) year after the termination of his employment, directly or indirectly, that he will not take any action that may reasonably result in any of Employer’s employees going to work (as an employee or an independent contractor) for any business, individual, partnership, firm, corporation, or other entity.”

In all other respects, and with the exception of the previous amendment, the Agreement remains unchanged and in full force and effect.

DAVITA INC		EMPLOYEE

By	/s/ Laura Mildenberger	By	/s/ Dennis Kogod
	Laura Mildenberger		Dennis Kogod
Chief People Officer

Approved as to Form
/s/ Steven M. Cooper
Steven M. Cooper
Assistant General Counsel – Labor

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